Sale and Purchase Agreement - Ramu Joint Venture

Date	26 November, 1999
Parties
1.	Nord Australex Nominees (PNG) Limited (company number 1-7115), incorporated in Papua New Guinea of Level 2, Mogoru Moto Building, Champion Parade, Port Moresby (the Vendor);
2.	Nord Pacific Limited, incorporated in Canada of Suite 1750, 201 Third Street NW, Albuquerque, New Mexico, 87102 (Nord Pacific);
3.	Orogen Minerals (Ramu) Limited (company number 1-36172), incorporated in Papua New Guinea of Level 2, Ela Beach Tower, Musgrave Street, Port Moresby (the Purchaser);
4.	Orogen Minerals Limited (company number 2-25619), incorporated in Papua New Guinea of Level 2, Ela Beach Tower, Musgrave Street, Port Moresby (OML);
5.	Ramu Nickel Limited (company number 1-26890), incorporated in Papua New Guinea of Level 9, Pacific Place, Cnr. Musgrave Street and Champion Parade, Port Moresby (Ramu Nickel); and
6.	Highlands Pacific Limited (company number 2-26892), incorporated in Papua New Guinea of Level 9, Pacific Place, Cnr. Musgrave Street and Champion Parade, Port Moresby (Highlands Pacific).
Recitals
A	The Vendor is the legal and beneficial owner of a 31.5% participating interest in the Ramu Joint Venture.
B	The Vendor is a wholly owned subsidiary of Nord Pacific.
C	The other joint venturers in the Ramu Joint Venture are currently Ramu Nickel with a 58.5% participating interest and Eastern Pacific Mines Limited (EPM) with a 10% participating interest.
D

The Vendor has agreed to sell a 31.5% participating interest in the Ramu Joint Venture to the Purchaser, and the Purchaser has agreed to buy that participating interest from the Vendor, on the terms and conditions contained in this Agreement.

E	The Purchaser is a wholly owned subsidiary of OML.
F	Ramu Nickel is a wholly owned subsidiary of Highlands Pacific.
G	Completion of the purchase by the Purchaser is dependent on, amongst other things, Ramu Nickel, Highlands Pacific, the Vendor and Nord Pacific entering into the Deed of Settlement and Release.

It is agreed as follows.

1.     Definitions and Interpretation

1.1     Definitions

The following definitions apply unless the context requires otherwise.

Act means the Mining Act 1992.

Applications means the applications for tenements under the Act listed in Part B of Schedule 1 and any tenements granted pursuant to those applications.

Bank means Australia and New Zealand Banking Group (PNG) Limited or any successor to, or assignee of, all or substantially all of the business of that bank.

Business Day means a day other than a Saturday, Sunday or public holiday in Brisbane or Port Moresby.

Commencement of Commercial Production means the last day of the calendar month in which for the first time the Refinery treats nickel and cobalt ore from the Special Mining Lease at an average daily rate over the month equivalent to 80% or more of the target rate set out in the Feasibility Study.

Completion Date means the date which is two Business Days after the date when the conditions precedent in clause 2.1 have been satisfied or waived in accordance with this Agreement.

Completion means the completion of the sale and purchase of the Sale Interest in accordance with clause 5.

Cut-Off Date means 15 April, 2000 or such later date agreed to in writing by the parties.

Deed of Assumption means the deed required by clause 16.6 of the Joint Venture Agreement, substantially in the form of the deed of assumption marked Annexure A.

Deed of Settlement and Release means the deed of settlement and release to be entered into between the Vendor, Nord Pacific, Ramu Nickel and Highlands Pacific, in the form of the deed marked Annexure B.

Encumbrance includes an interest or power:

(a)   reserved in or over any interest in any asset including, without limitation, any retention of title, caveat, equity, garnishee, writ of execution, right of executors, right of set-off, lease or licence to occupy; or

(b)   created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, pledge, lien, trust or power,

whether existing or agreed to be granted or created, and also any third party right or interest including any royalty, net profit interest or carried interest, but does not include the State's State Equity Entitlement.

EPM means Eastern Pacific Mines Limited (company number 1-2774), a company incorporated in Papua New Guinea and having its registered office at C/- PricewaterhouseCoopers, Second Floor, ANZ Haus, Central Avenue, Lae.

Exploration Licences means the exploration licences listed in Part A of Schedule 1 and any tenement issued pursuant to or in substitution for those licences.

Feasibility Study means the feasibility study by Fluor Daniel Ltd and HA Simmons Ltd prepared on behalf of the Ramu Joint Venture dated November, 1998.

Financial Close means the date upon which the lender or lenders under the Project Financing have given an irrevocable commitment in writing to provide the Project Financing, subject only to conditions precedent to drawdown imposed as a term of the Project Financing.

Information means geological, geophysical or technical information, being information that relates to the presence, absence or extent of deposits of minerals in the area the subject of the Titles or is likely to be of assistance in determining the presence, absence or extent of deposits in that area and has been obtained from exploration or prospecting, or mining for minerals (including without limitation the books, records, accounts, seismic and interpretive data, notes, drawings, maps and other information (in various media) related to each of the Titles and Sale Interest).

Joint Venture Agreement means the agreement dated 17 November 1978 between Carpentaria Exploration Company Pty Ltd, Nord Exploration Company (Pty.) Ltd and Eastern Pacific Mines Pty Ltd, as amended or varied from time to time, whether before or after Completion.

Kina Equivalent means, in respect of a particular US$ amount on a particular date, the amount of Kina which can be purchased with that amount of US$ at the selling rate quoted by the Bank at the close of currency trading by the Bank on the Business Day prior to that date (or, if OML or the Purchaser sells that amount of US$ to the Bank in return for Kina at any time on that date or the Business Day prior to that date, the amount of Kina received by OML or the Purchaser, as the case may be, from the Bank for that amount of US$).

Management Committee means the operating or management committee established by the Joint Venture Agreement.

Minister means the Minister who for the time being is the Minister administering the Act.

Other Assets means all mining, drilling and exploration equipment, cash on hand, pre-paid expenses, accounts receivable and other liquid assets, and all assets held or used by the Participants in relation to the Ramu Joint Venture.

Orogen Option Agreement has the same meaning as that given to the term "Option Agreement" in section 2 of the Mineral Resources Development Company Pty Limited (Privatisation) Act 1996.

Participants means the participants in the Ramu Joint Venture from time to time.

Project means the project to be established and undertaken by the Ramu Joint Venture involving:

(a)     mining and processing the nickeliferous laterite ore body discovered within Exploration Licence No. 193 at Kurumbukari, Madang Province;

(b)     subsequent beneficiation, transportation, treatment and refining of that ore;

(c)     all processes associated with the above; and

(d)     development and construction of all infrastructure and equipment required in connection with the above processes,

as described in the Feasibility Study or in any amended or replacement feasibility study.

Project Agreements means the Vendor's rights and obligations (if any) under the agreements and other documents described in Schedule 3.

Project Financing means the financing approved by the Management Committee in accordance with the Joint Venture Agreement, and obtained by the Participants for the purpose of implementing the Project (but for the avoidance of doubt does not include any finance obtained by a Participant individually for such purpose or to finance payment or performance of its obligations under the Joint Venture Agreement).

Purchase Price is defined in clause 3.2.

Put Option Deed means the put option deed to be entered into between Highlands Pacific, Ramu Nickel, OML and the Purchaser, in the form of the deed marked Annexure C.

Ramu Joint Venture means the joint venture governed by the Joint Venture Agreement.

Refinery means the refinery to be constructed for treatment and refining of ore as part of the Project (which is currently contemplated by the Feasibility Study to be located at Basamuk, Madang Province).

Replacement Joint Venture Agreement means the agreement to be negotiated between Ramu Nickel, Highlands Pacific, the Purchaser and OML referred to in clause 2.1(f).

Sale Interest means a 31.5% undivided beneficial participating interest in the Ramu Joint Venture and includes, without limitation, a 31.5% beneficial interest in and to the Titles, the Project Agreements, the Information and the Other Assets.

Section 163AK Agreement means the agreement between the Vendor and the Purchaser under Section 163 AK of the Income Tax Act 1959, in the form of Schedule 2.

Special Mining Lease means the special mining lease applied for under the Act in respect of the Kurumbukari site for the purposes of implementing the Project.

State means the Independent State of Papua New Guinea.

State Equity Entitlement means the State's right under the Exploration Licences to acquire a 30% participating interest in the Project.

Titles means:

(a)   the Exploration Licences; and

(b)   the Applications.

Warranties means the warranties in clauses 6.1 and 6.3.

1.2     Interpretations

Headings are for convenience only and do not affect interpretation. The following rules of interpretation apply unless the context requires otherwise.

(a)   The singular includes the plural and conversely.

(b)   A gender includes all genders.

(c)   Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d)   A reference to a person includes a body corporate, an unincorporated body or other entity and conversely.

(e)   A reference to a clause, Schedule or Annexure is to a clause of or schedule or annexure to this Agreement.

(f)   A reference to any party to this Agreement or any other agreement or document includes the party's successors and permitted assigns.

(g)   A reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this Agreement or that other agreement or document.

(h)   A reference to any legislation or to any provision of any legislation includes any modification or re-enactment of it, any legislative provision substituted for it and all regulations and statutory instruments issued under it.

(i)   A reference to dollars or $ is to currency of the United States of America.

(j)   Each reference to time is to Port Moresby time.

(k)   A word or phrase having a particular meaning for the purposes of the Companies Act has the same meaning in this Agreement.

2.     Conditions Precedent

2.1   Conditions Precedent

This Agreement (other than clause 1, this clause 2 and clauses 7 to 19 (both inclusive)) is conditional on each of the following having occurred on or before the Cut-Off Date:

(a)   the Bank of Papua New Guinea granting approval under the Central Banking (Foreign Exchange and Gold) Regulation to the sale of the Sale Interest under this Agreement for a US$ consideration, on terms and conditions satisfactory to the Vendor and the Purchaser;

approval by the Minister under section 118(2)(a) of the Act of a transfer by or on behalf of the Vendor to the Purchaser of a 31.5% legal and beneficial interest in:

(i)   each of the Exploration Licences; and

(ii)   each of the Applications,

on terms and conditions satisfactory to the Purchaser;

due execution by Ramu Nickel, the Vendor, Nord Pacific, the Purchaser, OML and, if it will still hold an interest in the Ramu Joint Venture following Completion, EPM of the Deed of Assumption and approval by the Minister under section 119(4)(a) of the Act of the Deed of Assumption, on terms and conditions satisfactory to the Purchaser;

due execution by Highlands Pacific, Ramu Nickel, the Vendor and Nord Pacific of the Deed of Settlement and Release and approval by the Minister under section 119(4)(a)of the Act of the Deed of Settlement and Release, on terms and conditions satisfactory to the Purchaser;

due execution by Highlands Pacific, Ramu Nickel, the Purchaser and OML of the Put Option Deed and approval by the Minister under section 119(4)(a) of the Act of the Put Option Deed, on terms and conditions satisfactory to the Purchaser; and

(b)   due execution by Ramu Nickel, Highlands Pacific, the Purchaser and OML of a joint venture agreement to replace the Joint Venture Agreement as it exists at the date of this Agreement and to govern the Ramu Joint Venture as and from Completion (or, where EPM retains a participating interest in the Ramu Joint Venture as at Completion, as and from the completion of the sale by EPM to Ramu Nickel of that interest) and approval by the Minister under section 119(4)(a) of the Act of that replacement Joint Venture Agreement, on terms and conditions satisfactory to the Purchaser.

2.2    Termination

If each of the conditions in clause 2.1 are not satisfied or waived in accordance with this Agreement on or before the Cut-Off Date, any party may terminate this Agreement by giving each of the other parties five Business Days' notice to that effect. In the event of termination in accordance with this clause 2.2, no party will have any further rights or obligations under this Agreement, except in respect of breaches occurring prior to such termination

2.3    Satisfaction of condition

Each of the Parties shall use its best endeavours to ensure that each of the conditions in clause 2.1 are satisfied as soon as possible after the date of this Agreement and, without limiting the generality of the foregoing:
      the Purchaser shall, following the date of this Agreement, seek to progress the Application for the approval referred to in clause 2.1(a), which was lodged with the Bank of Papua New Guinea prior to the date of this Agreement;
      the Vendor shall, as soon as possible after the date of this Agreement, prepare and execute separate transfers in respect of a 31.5% interest in each of the Exploration Licences and the Applications (provided that, where the Vendor's 31.5% interest in an Exploration Licence or Application is held on trust for the Vendor by Ramu Nickel, Ramu Nickel shall execute the abovementioned transfer of that interest);
      the Vendor (or, where the relevant interest is held by Ramu Nickel on trust for the Vendor, Ramu Nickel) shall apply in accordance with the Act for each of the approvals referred to in clause 2.1(b);
      the Vendor, Nord Pacific, the Purchaser, OML and Ramu Nickel shall, as soon as possible after the date of this Agreement, execute the Deed of Assumption. Once that deed is executed by those parties, the Vendor will, if EPM will still hold an interest in the Ramu Joint Venture following Completion, deliver the deed to EPM and use reasonable endeavours to obtain EPM's execution of that deed. Once that deed is executed by all parties to it, the Vendor and Ramu Nickel shall apply in accordance with the Act for the approval referred to in clause 2.1(c);
      the Vendor, Nord Pacific, Highlands Pacific and Ramu Nickel shall, as soon as possible after the date of this Agreement, execute the Deed of Settlement and Release and once that deed is executed by all parties to it, the Vendor and Ramu Nickel shall apply in accordance with the Act for the approval referred to in clause 2.1(d);
      the Purchaser, OML, Highlands Pacific and Ramu Nickel shall, as soon as possible after the date of this Agreement, execute the Put Option Deed and once that deed is executed by all parties to it, Ramu Nickel shall apply in accordance with the Act for the approval referred to in clause 2.1(e); and
      the Purchaser, OML, Ramu Nickel and Highlands Pacific shall negotiate in good faith with each other to attempt to agree the terms of the Replacement Joint Venture Agreement as soon as possible after the date of this Agreement and if that agreement is executed by the Purchaser, OML, Ramu Nickel and Highlands Pacific, Ramu Nickel shall apply in accordance with the Act for the approval referred to in clause 2.1(f).

      2.4   No waiver

      The conditions in clause 2.1(a), (b), (c) and (d) are not capable of waiver, but the conditions in clause 2.1(e) and (f) may be waived by notice in writing from the Purchaser, Ramu Nickel and Highlands Pacific acting jointly (ie so that all three parties must give the notice) but not otherwise.

      2.5   Notice of satisfaction of condition

      Each party will, as soon as possible after becoming aware of satisfaction or waiver of any of the conditions precedent in clause 2.1, give notice of that satisfaction to each other party.

      3.     Sale and Purchase

      3.1   Sale And Purchase

      The Vendor agrees to sell the Sale Interest to the Purchaser and the Purchaser agrees to buy the Sale Interest from the Vendor, with effect from Completion, free of all Encumbrances and otherwise on the terms and conditions contained in this Agreement.

      3.2   Purchase Price

      The purchase price for the Sale Interest (the Purchase Price) shall be the aggregate of the following:

      on Completion, US$5,250,000 ; and
      if Financial Close occurs, US$750,000; and
      if Commencement of Commercial Production occurs, US$750,000,

      paid in accordance with this Agreement.

      3.3   Payment of Purchase Price

      The Purchase Price shall be payable as follows:

      the amount referred to in clause 3.2(a) shall be payable on Completion as follows:
        US$5,000,000 will be paid by the Purchaser to the Vendor; and
        the Kina Equivalent of US$250,000 will be paid by the Purchaser to Ramu Nickel on behalf of the Vendor under clause 3 of the Deed of Settlement and Release;
      the amount referred to in clause 3.2(b) shall be payable on the date which is five Business Days after Financial Close as follows:
        US$250,000 will be paid by the Purchaser to the Vendor; and
        the Kina Equivalent of US$500,000 will be paid by the Purchaser to Ramu Nickel on behalf of the Vendor under clause 3 of the Deed of Settlement and Release; and
      the amount referred to in clause 3.2(c) shall be payable on the date which is five Business Days after Commencement of Commercial Production as follows:
        US$250,000 will be paid by the Purchaser to the Vendor; and
        the Kina Equivalent of US$500,000 will be paid by the Purchaser to Ramu Nickel on behalf of the Vendor under clause 3 of the Deed of Settlement and Release.

      3.4   Apportionment

      The amount of the Purchase Price payable on Completion shall be apportioned amongst the assets comprised in the Sale Interest as follows:
(a) Titles	US$4.00;
(b) Information	US$5,249,996;
(c) Project Agreements	Nil
(d) Other Assets	Nil
(e) Total	US$5,250,000,

      and any amounts of Purchase Price payable under clauses 3.2(b) or 3.2(c) shall be apportioned among the above assets in the same proportions as the amount of Purchase Price payable on Completion is apportioned above.

      3.5   Method of payment

      Any amount of Purchase Price payable by the Purchaser to a party under this clause 3 shall:

      (a)   where that party has notified the Purchaser in writing not less than three Business Days prior to the date for payment of a bank account number into which such amount is to be paid - be paid by telegraphic transfer of clear funds into that account; and

      (b)   in any other case - be paid by bank cheque (which, in the case of an amount referred to in clause 3.2(b) or 3.2(c), will be available for collection by that party from the registered office of the Purchaser).

      4.     Actions Pending Completion

      4.1   Covenant by the Vendor

      The Vendor covenants that from the date of this Agreement to Completion it will in all respects hold and administer the Sale Interest with due regard to the interests of the Purchaser under this Agreement and, in particular:

      will conduct its affairs in relation to the Sale Interest in a business like and usual manner and, except as provided in this Agreement, will not dispose of the whole or any part of the Sale Interest; and
      will not, without the Purchaser's prior approval (which approval shall not be unreasonably withheld), exercise or refrain from exercising any vote, election or right, nor give or withhold any approval, consent or waiver under the Joint Venture Agreement or any of the Project Agreements in respect of the following:

      new or varied budgets for operations;

      any farmout or proposal for dilution;

      a proposed assignment by any of the other parties having interests in the Titles or having rights under the Project Agreements;

      any drilling operations which are not, at the date of this Agreement, approved or identified in an approved budget;

      the execution by the Vendor of any new contract in relation to the Sale Interest;

      the execution by the Vendor of any contract amending the provisions of the Project Agreements;

      any other matter likely to affect in any material respect the nature or extent of exploration or development operations under the Titles, or the extent of current or future expenditure obligations attaching to the Sale Interest or any of them; or

      any agreements relating to the marketing of minerals,

      provided that nothing in this clause 4.1(b) shall be taken to require the Vendor to take or refrain from taking any action if to do so is inconsistent with the claims and contentions made by it in the litigation which is the subject of the Deed of Settlement and Release.

      4.2   Notification of Purchaser's Interests

      Promptly after the date of this Agreement the Vendor shall use all reasonable efforts to ensure that the Purchaser's interest in the Sale Interest (which interest arises on execution of this Agreement) is noted on any insurance policy effected or held by the Vendor in relation to the Sale Interest.

      4.3   Vendor to maintain insurance policies

      The Vendor shall not do, or omit to do, anything from the date of this Agreement to Completion which results in the insurance policies taken out by the manager of the Ramu Joint Venture being cancelled or otherwise ceasing to have any effect without the prior written consent of the Purchaser.

      4.4   Access

      On execution of this Agreement the Vendor shall give the Purchaser full access to all information, within the Vendor's possession or under its control, relating to the Sale Interest and any other matters relating to the Project Agreements and shall allow the Purchaser to make copies at the Purchaser's expense. Neither the Vendor nor its employees, agents or contractors shall interfere with or otherwise impede that access.

      4.5   Purchaser's undertaking

      In exercising its rights under clause 4.4, the Purchaser shall not unreasonably interfere with the business or operation of the Vendor.

      4.6   Termination

      If this Agreement is terminated for any reason, the Purchaser shall promptly return to the Vendor all information, documents and work papers (other than those in the public domain) obtained by the Purchaser in connection with this Agreement.

      5.     Completion

      5.1   Place for Completion

      Completion will take place at the offices of Allens Arthur Robinson, Level 11, Pacific Place, Cnr. Musgrave Street and Champion Parade, Port Moresby (or such other place as the parties may agree in writing) before 3.00 PM on the Completion Date.

      5.2   Documents to be delivered

      The Vendor shall ensure that the following documents are delivered to the Purchaser on or before the Completion Date:

      transfers in registrable form under the Act to effectively transfer a 31.5% legal and beneficial interest in each of the Exploration Licences and the Applications to the Purchaser, executed by the Vendor (or, where an interest in an Exploration Licence or Application is held by Ramu Nickel on trust for the Vendor, by Ramu Nickel);
      any transfer or other document reasonably required by the Purchaser to effectively transfer any other part of the Sale Interest;
      evidence, reasonably satisfactory to the Purchaser, of satisfaction of the conditions precedent in clause 2.1;
      the fully executed Deed of Assumption;
      the fully executed Deed of Settlement and Release;
      all books, records, accounts, data, maps, notes, drawings and other information (regardless of form) constituting the Information in the possession or under the control of the Vendor;

      any assets forming part of the Other Assets that are transferable by delivery, the Project Agreements (or certified copies) and (to the extent that they are in the possession or under the control of the Vendor) all other documents of or evidencing title to the Sale Interest; and

      the Section 163 AK Agreement, duly executed by the Vendor.

      5.3   Payment of Purchase Price

      On Completion, after satisfaction of the Vendor's obligations under this clause 5, the Purchaser shall pay the amount of the Purchase Price referred to in clause 3.2(a) in accordance with clause 3.3(a) and clause 3.5.

      6.     Warranties

      6.1   Warranties by the Vendor and Nord Pacific

      Subject to clause 6.4, the Vendor and Nord Pacific jointly and severally warrant to the Purchaser as at the date of this Agreement and up to Completion that, except for the actions, claims, disputes and proceedings which are being settled by the Deed of Settlement and Release:

      the conditions of the Titles (as varied from time to time) have been complied with in all material respects and the Vendor is not aware (after having made all reasonable inquiries) of any facts or circumstances which would give rise to the cancellation, forfeiture or suspension of the Titles or the imposition of any new conditions under the Titles;
      the Sale Interest is free from all other Encumbrances;
      the Vendor is the beneficial owner of the Sale Interest with a good, marketable and unencumbered title and with the absolute right to sell the Sale Interest to the Purchaser; and
      there are no actions, claims, disputes or other proceedings, either at law or equity, pending or threatened against the Vendor in any court or other tribunal which affect or relate to the Sale Interest or the right of the Vendor to complete the sale in accordance with this Agreement.

6.2   Survival

Subject to clause 6.4, the Warranties shall not merge on nor be extinguished by Completion or any other event.

6.3   Performance

Each party warrants to the other party that it has full corporate power and legal authority (including without limitation, all necessary State or other consents, authorities and approvals) to execute and to perform this Agreement and all other related agreements, that the execution and performance does not contravene any contractual, legal, equitable or other obligations of that party of any nature and that this Agreement constitutes a binding obligation of that party. The Warranties shall not merge on, or be extinguished by Completion or by any other event but shall remain in full force.

6.4   Claims and demands

(a)   The aggregate of all claims and demands that may be made by the Purchaser in respect of the Warranties shall not exceed the sum of the Purchase Price, costs associated with the purchase under this Agreement and legal costs, on a solicitor and own client basis, incurred by the Purchaser in enforcing the Warranties.

(b)   The Purchaser shall not be entitled to make any claim or demand against the Vendor, and the Vendor shall have no liability, for breach of any Warranty unless:

the claim is made by notice by the Purchaser to the Vendor setting out reasonably complete particulars of the claim; and

the notice of claim is given by the Purchaser no later than one year after the Completion Date.

(c)   In the event of any claim or demand being made by a third party after Completion, which involves or could involve the Vendor in liability to the Purchaser under this Agreement, the Purchaser shall promptly notify the Vendor and provide it with details of the claim or demand and the Purchaser shall, at the Vendor's direction and expense, including all legal and accounting expenses and the reasonable expense of collating and preparing all relevant materials, take any appropriate action that the Vendor may reasonably require, including prosecution of any appeals or actions. The Purchaser shall, in furtherance of this, make its books and records available to the Vendor for inspection and copying during normal business hours and reasonably co-operate with the Vendor in any preparation for the hearing.

7.     State Equity and Orogen Option

For the avoidance of doubt, nothing in this Agreement or in any agreement or deed contemplated by this Agreement shall limit or restrict in any way:

(a) the right of the State to acquire up to a 30% participating interest in the Ramu Joint Venture under the terms of any exploration licence; or

(b) the rights of OML or the Purchaser under the Orogen Option Agreement.

8.     OML Guarantee

8.1   Guarantee

OML hereby guarantees in favour of each of the other parties to this Agreement (other than the Purchaser) the due and punctual performance by the Purchaser of the Purchaser's obligations under this Agreement.

8.2   Effect of Release or Discharge

The guarantee given by OML under clause 8.1 is not affected by any release or discharge of the Purchaser, nor by any amendment to this Agreement which is binding on all parties to this Agreement.

9.     Confidentiality

Unless otherwise agreed by the parties, all information obtained by the Purchaser under this Agreement shall be kept confidential up until Completion.

10.     Entire Agreement

This Agreement and the agreements and deeds expressly contemplated by it contain the entire agreement of the parties with respect to their subject matter. They set out the only conduct relied on by the parties and supersede all earlier conduct by the parties with respect to their subject matter.

11.     Notices

Any notice given under this Agreement:

must be in writing addressed to the intended recipient at the address shown below or the address last notified by the intended recipient to the sender:

The Vendor
Nord Australex Nominees (PNG) Limited
Level 2, Mogoru Moto Building
Champion Parade
Port Moresby, PNG
Attention:
Fax:

Nord Pacific
Nord Pacific Limited
Suite 1750
201 Third Street NW
Albuquerque
New Mexico
87102
Attention:
Fax:

The Purchaser
Orogen Minerals (Ramu) Limited
Level 2, Ela Beach Tower
Port Moresby, PNG
Attention:     Jeff Quartermaine (Chief Financial Officer)
Fax:          0561-2-9251-4886

OML
Orogen Minerals Limited
Level 2, Ela Beach Tower
Port Moresby, PNG
Attention:     Jeff Quartermaine (Chief Financial Officer)
Fax:          0561-2-9251-4886

Ramu Nickel Limited
Level 9, Pacific Place
Cnr. Musgrave Street and Champion Parade
Port Moresby, PNG
Attention:     Jeff Forbes
Fax:          675-321-7551

Highlands Pacific Limited
Level 9, Pacific Place
Cnr. Musgrave Street and Champion Parade
Port Moresby, PNG
Attention:     Jeff Forbes
Fax:          675-321-7551

must be signed by a person duly authorised by the sender; and

will be taken to have been given or made:

(in the case of delivery in person or by post) when delivered, received or left at the above address; and

(in the case of facsimile) on receipt by the sender of the answerback code of the recipient at the end of the transmission,

but if delivery or receipt occurs on a day on which business is not generally carried on in the place to which the communication is sent or is later than 4 pm (local time) it will be taken to have been duly given or made at the commencement of business on the next day on which business is generally carried on in the place.

12.     Amendment

This Agreement may be amended only by another agreement in writing executed by all parties.

13.     Remedies

All remedies, rights, undertakings, obligations or agreements of the parties arising by law, this Agreement or otherwise shall be cumulative and none shall be in limitation of any other. Each party may follow any remedy to which that party is entitled by law, this Agreement or otherwise, concurrently or successively at that party's option.

14.     Further Assurances

Each party shall take all steps, execute all documents and do everything reasonably required by any other party to give effect to any of the transactions contemplated by this Agreement.

15.     Costs

Each party shall bear its own costs and expenses in connection with the preparation, negotiation and execution of this Agreement, except that the Purchaser shall bear any stamp duty payable in connection with this Agreement or the transfer of the Sale Interest under it.

16.     Governing Law

This Agreement is governed by the laws of Papua New Guinea. The parties submit to the non-exclusive jurisdiction of courts exercising jurisdiction there.

17.     Severance

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will be ineffective in that jurisdiction to the extent of the prohibition or unenforceability. That will not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

18.     No Waiver

No failure to exercise and no delay in exercising any right, power or remedy under this Agreement will operate as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy. No waiver of any provision of, or consent to any departure from, this Agreement by any of the parties shall be effective unless in writing and then only in the specific instance and for the purpose for which it is given.

19.     Counterparts

This Agreement may be executed in any number of counterparts. All counterparts taken together will be taken to constitute one agreement.